Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS AGREEMENT, made and entered into as of April 27, 2006, by and between Communications & Power Industries, Inc., a Delaware corporation (hereinafter called the “Corporation”), and Robert A. Fickett (hereinafter called the “Executive”).

WITNESSETH THAT:

WHEREAS, the Corporation desires to continue to employ the Executive as its President and Chief Operating Officer, and the Executive desires to continue in such employment;

NOW, THEREFORE, the Corporation and the Executive, each intending to be legally bound, hereby mutually covenant and agree as follows (certain defined terms are set forth in Section 8(d) hereof):

1.             Employment and Term.

(a)           Employment. The Corporation shall employ the Executive as the President and Chief Operating Officer of the Corporation, and the Executive shall so serve, for the term set forth in Section 1(b).

(b)           Term. The term of the Executive’s employment under this Agreement shall commence on the date hereof and end on the third anniversary of the date hereof, subject to the extension of such term as hereinafter provided and subject to earlier termination as provided in Section 8. The term of this Agreement shall be extended automatically for one (1) additional year as of the third anniversary hereof, and each anniversary date thereafter unless, no later than six (6) months prior to any such renewal date, either the Corporation or the Executive gives written notice to the other, in accordance with Section 14, that the term of this Agreement shall not be so extended; provided, however, no automatic extension of the term shall occur with respect to an anniversary date if Executive has attained the age of 65.

2.             Duties. During the period of employment as provided in Section 1(b) hereof, the Executive shall serve as President and Chief Operating Officer of the Corporation and President and Chief Operating Officer of the Parent and have all powers and duties consistent with such positions, subject to the reasonable direction of the Chief Executive Officer. The Executive shall devote substantially his entire time during reasonable business hours (reasonable sick leave and vacations excepted) and reasonable best efforts to fulfill faithfully, responsibly and to the best of his ability his duties hereunder.

3.             Salary.

(a)           Base Salary. For services performed by the Executive for the Corporation pursuant to this Agreement during the period of employment as provided in Section 1(b) hereof, the Corporation shall pay the Executive a base salary at the rate of

Three Hundred Thousand U.S. dollars ($300,000 U.S.) per year, payable in substantially equal installments in accordance with the Corporation’s regular payroll practices. The Executive’s base salary (with any increases under Section 3(b), below) shall not be subject to reduction; provided, however, in connection with an across-the-board salary reduction that applies to substantially all of the management executives of Parent and its subsidiaries, Executive’s base salary may be reduced by a percentage amount equal to the average amount of the percentage decrease affecting such other management executives, but in no event more than 10%. Any compensation which may be paid to the Executive under any additional compensation or incentive plan of the Corporation or Parent or which may be otherwise authorized from time to time by the Board (or an appropriate committee thereof) shall be in addition to the base salary to which the Executive shall be entitled under this Agreement.

(b)           Salary Increases. During the period of employment as provided in Section 1(b) hereof, the base salary of the Executive shall be reviewed no less frequently than annually by the Board to determine whether or not the same should be increased in light of the duties and responsibilities of the Executive and the performance thereof, and if it is determined that an increase is merited, such increase shall be promptly put into effect and the base salary of the Executive as so increased shall constitute the base salary of the Executive for purposes of Section 3(a).

4.             Annual Bonuses. For each fiscal year during the term of employment, the Executive shall be eligible to receive a bonus payable in cash and/or in Parent’s common stock. The amount of the bonus shall be based on the achievement of certain operating and/or financial goals, in accordance with the terms of a bonus plan adopted and administered by the Board for senior executives of the Parent and its subsidiaries, which plan may be amended from time to time by the Board in its discretion. Executive’s target annual bonus for fiscal year 2006 will be equal to 0.75 times his current annual salary.

5.             Equity Incentive Compensation. During the term of employment hereunder the Executive shall be eligible to participate, in an appropriate manner relative to other senior executives of the Parent and its subsidiaries, in any equity-based incentive compensation plan or program approved by the Board from time to time, including (but not by way of limitation) any plan providing for the granting of (a) options to purchase stock of the Parent, (b) restricted stock of the Parent or (c) similar equity-based units or interests.

6.             Other Benefits. In addition to the compensation described in Sections 3, 4 and 5, above, the Executive shall also be entitled to the following:

(a)           Participation in Benefit Plans. The Executive shall be entitled to participate in all of the various retirement, welfare, disability, fringe benefit, executive perquisite and expense reimbursement plans, and any other programs and arrangements of the Corporation and Parent to the extent the Executive is eligible for participation under the terms of such plans, programs and arrangements, with the participation levels to be determined by Executive’s salary, position and tenure, and such other factors as apply in such plans and programs. Except as otherwise specifically provided in this Agreement, the Executive shall also be entitled to all benefits provided to him under the practices of the Corporation as in effect immediately prior to the effective date of this Agreement.

(b)           Vacation and Holidays. The Executive shall be entitled to the number of weeks of vacation during each year of this Agreement per the formula determined by the existing policies of the Corporation, or such greater period as the Board may approve, and to the paid holidays given by the Corporation to its employees generally, without reduction in salary or other benefits.

7.             Covenants of the Executive. In order to induce the Corporation to enter into this Agreement, the Executive hereby agrees as follows:

(a)           Confidentiality. Except for and on behalf of the Corporation with the consent of or as directed by the Board, the Executive shall keep confidential and shall not divulge to any other person or entity, during the term of employment or thereafter, any of the business secrets or other confidential information regarding the Parent and its subsidiaries which has not otherwise become public knowledge; provided, however, that nothing in this Agreement shall preclude the Executive from disclosing information (i) to an appropriate extent to parties retained to perform services for the Parent or its subsidiaries or (ii) under any other circumstances to the extent such disclosure is, in the reasonable judgment of the Executive, appropriate or necessary to further the best interests of the Corporation or its subsidiaries or (iii) as may be required by law, legal process or subpoena.

(b)           Records. All papers, books and records of every kind and description relating to the business and affairs of the Parent and its subsidiaries, whether or not prepared by the Executive, other than personal notes prepared by or at the direction of the Executive, shall be the sole and exclusive property of the Corporation, and the Executive shall surrender them to the Corporation at any time upon request by the Board.

(c)           Non-Competition. The Executive hereby agrees with the Corporation that during the term of his employment hereunder, and in certain instances, as provided below, for a period following termination of his employment hereunder, he shall not, directly or indirectly, engage in, or be employed by, or act as a consultant to, or be a director, officer, owner or partner of, or acquire a substantial interest in, any business activity or entity which competes significantly with the Parent or any of its subsidiaries, provided, however, that as to the period after termination of the Executive’s employment hereunder, the restrictive covenants set forth in this Section 7(c) shall apply only in the case of terminations without Cause or resignations for Good Reason and then only for a period beginning on the Date of Termination and ending, as applicable, eighteen (18) months or twenty-four (24) months later (which period will be based the applicable multiplier pursuant to subsection (ii) of Section 9(b) of this Agreement);

(d)           Non-Solicitation. During the time period after termination (if any) during which the Executive is subject to the noncompetition covenants of Section 7(c) of this Agreement, he shall not induce or attempt to induce any customer, supplier, licensee or other individual, corporation or other business organization having a business relation with the Parent or its subsidiaries to cease doing business with the Parent or its subsidiaries or in any way interfere with the relationship between any such customer, supplier, licensee or other person and the Parent or its subsidiaries. In addition, during the eighteen-month period following termination of employment for any reason (or, if longer, the period during which the Executive is subject to the non-competition covenants of Section 7(c) of this

Agreement), Executive shall not solicit any employee of the Parent or any of its subsidiaries to leave the employment thereof or in any way interfere with the relationship of such employee with the Parent or its subsidiaries.

(e)           Enforcement. The Executive recognizes that the provisions of this Section 7 are vitally important to the continuing welfare of the Corporation and its subsidiaries and that money damages would constitute an inadequate remedy for any violation thereof. Accordingly, in the event of any such violation by the Executive, the Corporation and its subsidiaries, in addition to any other remedies they may have, shall have the right to institute and maintain a proceeding to compel specific performance thereof or to seek an injunction restraining any action by the Executive in violation of this Section 7.

8.             Termination. Unless earlier terminated in accordance with the following provisions of this Section 8, the Corporation shall continue to employ the Executive and the Executive shall remain employed by the Corporation during the entire term of this Agreement as set forth in Section 1(b). Section 9 hereof sets forth certain obligations of the Corporation in the event that the Executive’s employment is terminated.

(a)           Death or Disability. Except to the extent otherwise provided in Section 9 with respect to certain post-Date of Termination payment obligations of the Corporation, this Agreement shall terminate immediately as of the Date of Termination in the event of the Executive’s death or in the event that the Executive becomes disabled. The Executive will be deemed to be disabled upon the earlier of (i) the end of a twelve (12) consecutive month period during which, by reason of any medically determinable physical or mental impairment, the Executive has been unable to engage in any substantial gainful activity or (ii) the date that a reputable physician selected by the Board, and as to whom the Executive has no reasonable objection, determines in writing that the Executive will, by reason of any medical determinable physical or mental impairment, be unable to engage in any substantial gainful employment for a period of at least twelve (12) consecutive months. If any question arises as to whether the Executive is disabled, upon reasonable request therefor by the Board, the Executive shall submit to reasonable medical examination for the purpose of determining the existence, nature and extent of any such disability. In accordance with Section 14, the Board shall promptly give the Executive written notice of any such determination of the Executive’s disability and of any decision of the Board to terminate the Executive’s employment by reason thereof. In the event of disability, until the Date of Termination, the base salary payable to the Executive under Section 3 hereof shall be reduced dollar-for-dollar by the amount of disability benefits, if any, paid to the Executive in accordance with any disability policy or program of the Corporation or its affiliates.

(b)           Discharge for Cause. In accordance with the procedures hereinafter set forth, the Board may discharge the Executive from his employment hereunder for Cause. Except to the extent otherwise provided in Section 9 with respect to certain post-Date of Termination obligations of the Corporation, this Agreement shall terminate immediately as of the Date of Termination in the event the Executive is discharged for Cause. Any discharge of the Executive for Cause shall be communicated by a Notice of Termination to the Executive given in accordance with Section 14 of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination is to be other than the date of receipt of such notice, specifies the Date of Termination (which date shall in all events be within thirty (30) days after the giving of such notice). In the case of a discharge of the Executive for Cause, the Notice of Termination shall include a copy of a resolution duly adopted by the Board at a meeting called and held for such purpose (after reasonable notice to the Executive and reasonable opportunity for the Executive to be heard before the Board prior to such vote), finding that, in the reasonable and good faith opinion of the Board, the Executive was guilty of conduct constituting Cause. No purported termination of the Executive’s employment for Cause shall be effective without a Notice of Termination.

(c)           Termination for Other Reasons. The Corporation may discharge the Executive without Cause by giving written notice to the Executive in accordance with Section 14 at least thirty (30) days prior to the Date of Termination. The Executive may resign from his employment by giving written notice to the Corporation in accordance with Section 14 at least thirty (30) days prior to the Date of Termination. Except to the extent otherwise provided in Section 9 with respect to certain post-Date of Termination obligations of the Corporation, this Agreement shall terminate immediately as of the Date of Termination in the event the Executive is discharged without Cause or resigns.

(d)           Definitions. For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:

(i)            “Accrued Obligations” shall mean, as of the Date of Termination, the sum of (A) the Executive’s base salary hereunder through the Date of Termination to the extent not theretofore paid, (B) the amount of any incentive compensation, deferred compensation and other cash compensation accrued by the Executive as of the Date of Termination to the extent not theretofore paid, (C) any vacation pay, expense reimbursements and other cash entitlements accrued by the Executive as of the Date of Termination to the extent not theretofore paid, and (D) with respect to any bonus plans for the fiscal year of termination, if Executive has been employed for at least six (6) months during such fiscal year and has not been terminated for Cause or resigned without Good Reason, a partial bonus for the fiscal year of termination equal to the bonus payable for the full fiscal year in accordance with the applicable plan, program or policy, multiplied by a fraction equal to the fraction of the fiscal year preceding Executive’s termination.

(ii)           “Base Salary” shall mean the annual base salary paid to Executive immediately prior to the termination of employment, provided that such amount shall in no event be less than the annual base salary payable to Executive during the one (1) year period immediately prior to the termination.

(iii)          “Board” means the board of directors of Parent.

(iv)          “Cause” shall mean (i) acts or omissions by the Executive which constitute intentional material misconduct or a knowing violation of a material policy of the Parent or any of its subsidiaries, (ii) the Executive personally receiving a benefit in money, property or services from the Parent or any of its subsidiaries or from another person dealing with the Parent or any of its subsidiaries, in material violation of applicable law or policy of Parent or any of its subsidiaries, (iii) an act of fraud, conversion, misappropriation, or embezzlement by the Executive or his conviction of, or entering a guilty plea or plea of no contest with respect to, a felony, or the equivalent thereof (other than DUI), or (iv) any deliberate and material misuse or deliberate and material improper disclosure of confidential or proprietary information of Parent or any of its subsidiaries. Notwithstanding the foregoing, no act or omission by the Executive shall constitute Cause hereunder unless the Corporation has given detailed written notice thereof to the Executive, and the Executive has failed to remedy such act or omission within a reasonable time after receiving such notice.

(v)           A “Change of Control” shall be deemed to have occurred if:

(A)          Any individual or group constituting a “person”, as such term is used in Sections l3(d) and l4(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) (other than (A) the Parent or any of its subsidiaries, (B) any trustee or other fiduciary holding securities under an Executive benefit plan of the Parent or of any of its subsidiaries or (C) any Cypress Fund(s)), is or becomes the beneficial owner, directly or indirectly, of securities of the Parent representing fifty percent (50%) or more of the combined voting power of the Parent’s outstanding securities then entitled ordinarily (and apart from rights accruing under special circumstances) to vote for the election of directors; or

(B)           Continuing Directors cease to constitute at least a majority of the Board; or

(C)           there occurs a reorganization, merger, consolidation or other corporate transaction involving the Parent (a “Transaction”), in each case with respect to which the stockholders of the Parent immediately prior to such Transaction do not, immediately after the Transaction, own more than 50% of the combined voting power of the Parent or other corporation resulting from such Transaction; or

(D)          all or substantially all of the assets of the Corporation or Parent are sold, liquidated or distributed.

(vi)          “Continuing Directors” shall mean (A) the directors of the Parent in office on the date hereof and (B) any successor to any such director who (x) was nominated or selected by a majority of the Continuing Directors in office at the time of the director’s nomination or selection, and (y) who is not an “affiliate” or “associate” (as defined in rule 12b-2 under the Exchange Act) of any Ten Percent Owner.

(vii)         “Cypress Fund” shall mean any investment fund which is an “affiliate” of Cypress Associates II LLC.

(viii)        “Date of Termination”  shall mean (A) in the event of a discharge of the Executive by the Board for Cause, the date the Executive receives a Notice of Termination, or any later date specified in such Notice of Termination, as the case may be, (B) in the event of a discharge of the Executive without Cause or a resignation by the Executive, the date specified in the written notice to the Executive (in the case of discharge)

or the Corporation (in the case of resignation), which date shall be no less than thirty (30) days from the date of such written notice, (C) in the event of the Executive’s death, the date of the Executive’s death, and (D) in the event of termination of the Executive’s employment by reason of disability pursuant to Section 8(a), the date the Executive receives written notice of such termination (or, if earlier, twelve (12) months from the date the Executive’s disability began).

(ix)           “Good Reason”  shall mean any of the following (A) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s positions with the Corporation and Parent as set forth in this Agreement (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2, or any action by the Corporation or Parent which results in diminution in such positions, authority, duties or responsibilities, excluding for this purpose any action not taken in bad faith and which is remedied by the Corporation or Parent promptly after receipt of written notice thereof given by the Executive in accordance with Section 14; or (B) any failure by the Corporation to comply with any of the provisions of this Agreement, other than any failure not occurring in bad faith and which is remedied by the Corporation promptly after receipt of written notice thereof given by the Executive in accordance with Section 14; or (C) the relocation of the offices where Executive is required to report to a location that is 50 miles or more distant from the Corporation’s existing location in Palo Alto, California; or (D) the failure to appoint Executive as President and Chief Operating Officer of the combined or acquiring entity in connection with a Change of Control, reporting to its Chief Executive Officer; or (E) the Corporation giving notice to the Executive in accordance with Section 1(b) that the term of this Agreement shall not be extended upon the expiration of the then-current term.

(x)            “Parent” shall mean CPI International, Inc.

(xi)           “Potential Change of Control” shall mean the earliest to occur of (a) the execution of an agreement or letter of intent, the consummation of the transactions described in which would result in a Change of Control, (b) the approval by the Board of a transaction or series of transactions, the consummation of which would result in a Change of Control, or (c) the public announcement of a tender offer for the Parent’s voting stock, the completion of which would result in a Change of Control; provided, that no such event shall be a “Potential Change of Control” unless (i) in the case of any agreement or letter of intent described in clause (a), the transaction described therein is subsequently consummated by the Parent and the other party or parties to such agreement or letter of intent and thereupon constitutes a “Change of Control”, (ii) in the case of any Board-approved transaction described in clause (b), the transaction so approved is subsequently consummated and thereupon constitutes a “Change of Control” or (iii) in the case of any tender offer described in clause (c), such tender offer is subsequently completed and such completion thereupon constitutes a “Change of Control.”

(xii)          “Ten Percent Owner” shall mean any person who is the beneficial owner, directly or indirectly, of securities representing ten percent (10%) or more of the combined voting power of Parent’s outstanding securities then entitled ordinarily to vote for the election of directors; provided, however, shares held as of the date hereof by any

Cypress Fund shall not be counted for purposes of determining whether any such fund is a “Ten Percent Owner.”

9.             Obligations of the Corporation Upon Termination. The following provisions describe the obligations of the Corporation to the Executive under this Agreement upon termination of his employment. However, except as explicitly provided in this Agreement, nothing in this Agreement shall limit or otherwise adversely affect any rights which the Executive may have under applicable law, under any other agreement with the Parent or any of its subsidiaries, or under any compensation or benefit plan, program, policy or practice of the Parent or any of its subsidiaries.

(a)           Death, Disability, Discharge for Cause, or Resignation Without Good Reason. In the event this Agreement terminates pursuant to Section 8(a) by reason of the death or disability of the Executive, or pursuant to Section 8(b) by reason of the discharge of the Executive by the Corporation for Cause, or pursuant to Section 8(c) by reason of the resignation of the Executive other than for Good Reason, the Corporation shall pay to the Executive, or his heirs or estate, in the event of the Executive’s death, all Accrued Obligations in a lump sum in cash within fifteen (15) days after the Date of Termination; provided, however, that any portion of the Accrued Obligations which consists of bonus, deferred compensation, or incentive compensation, shall be determined and paid in accordance with the terms of the relevant plan as applicable to the Executive, subject to the partial bonus provisions of clause (D) of the definition of “Accrued Obligations.”

(b)           Discharge Without Cause or Resignation with Good Reason. In the event that this Agreement terminates pursuant to Section 8(c) by reason of the discharge of the Executive by the Corporation other than for Cause or disability or by reason of the resignation of the Executive for Good Reason:

(i)            The Corporation shall pay all Accrued Obligations to the Executive in a lump sum in cash within fifteen (15) days after the Date of Termination; provided, however, that any portion of the Accrued Obligations which consists of bonus, deferred compensation, or incentive compensation shall be determined and paid in accordance with the terms of the relevant plan as applicable to the Executive, subject to the partial bonus provisions of clause (D) of the definition of “Accrued Obligations;”

(ii)           The Corporation shall pay to the Executive, in accordance with the schedule set forth in the next sentence, an amount equal to 1.5 times the sum of (A) the Executive’s Base Salary and (B) the average value of the management incentive plan and other performance bonuses (excluding the discretionary bonus announced by the Board in December, 2005) earned by the Executive with respect to the preceding three (3) full fiscal years; provided, however, notwithstanding the foregoing, if the discharge or resignation occurs within two (2) years following the date of a Change of Control or a Potential Change of Control, then the applicable multiple shall be 2.0, and the amount in clause (B) shall be based upon the highest management incentive plan and other performance bonus earned by Executive (excluding the discretionary bonus announced by the Board in December, 2005) with respect to any fiscal year during the preceding three full fiscal years (rather than the average amount). The total amount set forth in the preceding sentence shall be paid to the Executive in three equal installments, with the first payment occurring one month after the Date of Termination, the second payment occurring six (6) months after the Date of Termination, and the third payment occurring one year after the Date of Termination; provided, however, if any payment pursuant to the preceding sentence would result in the imposition of any tax upon the Executive pursuant to Section 409A of the Code (as defined below) and the regulations promulgated thereunder, such payment shall be deferred to the earliest date upon which such amounts may be paid without the imposition of such tax; provided, further, in no event shall the length of any such deferral exceed twelve (12) months from the date of the scheduled payment without the written consent of the Executive.

(iii)          For a period of eighteen (18) months after the Date of Termination, the Corporation shall continue to provide benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the plans, programs and arrangements referred to in Section 6(a) of this Agreement; provided, however, notwithstanding the foregoing, if the discharge or resignation occurs within two (2) years following the date of a Change of Control or a Potential Change of Control, then the applicable time period shall be twenty-four (24) months; provided, however, any benefits (such as ongoing contributions and participation in a 401(k) plan) which may not be provided pursuant to applicable law or regulations shall not be provided during the foregoing period; provided, further, Executive agrees to elect COBRA coverage to the extent available under the Corporation’s health insurance plans (and the Corporation shall reimburse the cost of any premiums for such coverage on an after-tax basis).

(iv)          All long-term incentive compensation awards to the Executive, including (but not by way of limitation) all equity-based incentive compensation awards (such as (A) options to purchase stock of Parent, (B) restricted stock of Parent, or (C) similar equity-based units or interests) shall, if not otherwise vested, vest in full upon such termination of this Agreement.

As a condition to receiving the benefits and payments in this Section 9(b), the Executive shall be required to execute a release of any claims and potential claims against he Corporation and its affiliates and directors that the Executive might have related to his employment. In addition, in connection with any such release, Executive and the Corporation shall enter into reasonable mutual non-disparagement covenants.

10.           Certain Additional Payments by the Corporation. The Corporation agrees that:

(a)           Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Corporation or Parent to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 10) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, (the “Code”) or if any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment; provided, however, if a 10% or smaller reduction in the amounts payable to Executive pursuant to Section 9(b)(ii) above would result in no amounts owing by Executive in respect of such Excise Tax, then the payments in Section 9(b)(ii) above shall be reduced (but in no event by more than 10%), by an amount sufficient to eliminate the Excise Tax.

(b)           Subject to the provisions of Section 10(c), below, all determinations required to be made under this Section 10, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Corporation and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Corporation. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control in question, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Corporation. Any Gross-Up Payment, as determined pursuant to this Section 10, shall be paid by the Corporation to the Executive within five (5) days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any good faith determination by the Accounting Firm shall be binding upon the Corporation and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Corporation should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Corporation exhausts its remedies pursuant to Section 10(c), below, and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Corporation to or for the benefit of the Executive.

(c)           The Executive shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Corporation of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than fifteen (15) business days after the Executive is informed in writing of such claim and shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which Executive gives such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Corporation notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i)            Give the Corporation any information reasonably requested by the Corporation relating to such claim,

(ii)           Take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation,

(iii)          Cooperate with the Corporation in good faith in order effectively to contest such claim, and

(iv)          Permit the Corporation to participate in any proceedings relating to such claim;

provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 10(c), the Corporation shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner; and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that if the Corporation directs the Executive to pay such claim and sue for a refund, the Corporation shall (to the extent permitted by law) advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Corporation’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)           If, after the receipt by the Executive of an amount advanced by the Corporation pursuant to Section 10(c), above, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Corporation’s complying with the requirements of said Section 10(c)) promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon, after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Corporation pursuant to said Section 10(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Corporation does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid; and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

11.           No Set-Off or Mitigation. The Corporation’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Corporation may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment; provided, however, if Executive is employed during any portion of the period covered by Section 9(b)(iii) above and receives benefits in connection with such employment, the Corporation shall not be required to provide any benefits pursuant to Section 9(b)(iii) to the extent duplicative benefits are provided by such new employer.

12.           Payment of Certain Expenses. The prevailing party in any dispute under this Agreement shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees.

13.           Binding Effect. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the successors and assigns of the Corporation. The Corporation shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a substantial portion of its assets, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform this Agreement if no such succession had taken place. Regardless of whether such an agreement is executed, this Agreement shall be binding upon any successor of the Corporation in accordance with the operation of law, and such successor shall be deemed the “Corporation” for purposes of this Agreement.

14.           Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, reputable overnight courier or mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, addressed as follows:

(a)           If to the Corporation, to:

Communications & Power Industries, Inc.
811 Hansen Way
Palo Alto, California 94303-1110
Attn: Chief Executive Officer

(b)           If to the Executive, to:

Robert A. Fickett
c/o Communications & Power Industries, Inc.
811 Hansen Way
Palo Alto, California 94303-1110

Such addresses may be changed by written notice sent to the other party at the last recorded address of that party.

15.           Tax Withholding. The Corporation shall provide for the withholding of any taxes required to be withheld by federal, state, provincial or local law with respect to any payment in cash, shares of stock and/or other property made by or on behalf of the Corporation to or for the benefit of the Executive under this Agreement or otherwise. The Corporation may, at its option: (a) withhold such taxes from any cash payments owing from the Corporation to the Executive, (b) require the Executive to pay to the Corporation in cash such amount as may be required to satisfy such withholding obligations and/or (c) make other satisfactory arrangements with the Executive to satisfy such withholding obligations.

16.           Arbitration.

(a)           General. Except as to (a) actions described in Section 7(e), any controversy, dispute, or claim between the parties to this Agreement, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement shall be settled exclusively by arbitration, before a single arbitrator, in accordance with this Section 16 and the then most applicable rules of the American Arbitration Association. Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. Such arbitration shall be administered by the American Arbitration Association. Arbitration shall be the exclusive remedy for determining any such dispute, regardless of its nature. Notwithstanding the foregoing, either party may in an appropriate matter apply to a court for provisional relief, including a temporary restraining order or a preliminary injunction, on the ground that the award to which the applicant may be entitled in arbitration may be rendered ineffectual without provisional relief. Unless mutually agreed by the parties otherwise, any arbitration shall take place in the City of Palo Alto, California.

(b)           Selection of Arbitrator. In the event the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator from a list of nine arbitrators (which shall be retired judges or corporate or litigation attorneys experienced in executive employment agreements) provided by the office of the American Arbitration Association having jurisdiction over Palo Alto, California. If the parties are unable to agree upon an arbitrator from the list so drawn, then the parties shall each strike names alternately from the list, with the first to strike being determined by lot. After each party has used four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

(c)           Applicability of Arbitration; Remedial Authority. This agreement to resolve any disputes by binding arbitration shall extend to claims against any parent, subsidiary or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, employee or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law. In the event of a dispute subject to this paragraph the parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator. The remedial authority of the arbitrator (which shall include the right to grant injunctive or other equitable relief) shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that he or it would be entitled to summary judgment if the matter had been pursued in court litigation. In the event of a conflict between the applicable rules of the American Arbitration Association and these procedures, the provisions of these procedures shall govern.

(d)           Fees and Costs. Any filing or administrative fees shall be borne initially by the party requesting arbitration. The Corporation shall be responsible for the costs and fees of the arbitration, unless the Executive wishes to contribute (up to 50%) of the costs and fees of the arbitration.

(e)           Award Final and Binding. The arbitrator shall render an award and written opinion, and the award shall be final and binding upon the parties. If any of the provisions of this paragraph, or of this Agreement, are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the arbitration provisions of this Agreement are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

17.           No Assignment. Except as otherwise expressly provided herein, this Agreement is not assignable by any party and no payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or other charge.

18.           Execution in Counterparts. This Agreement may be executed by the parties hereto in two (2) or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

19.           Governing Law. This Agreement shall be construed and interpreted in accordance with and governed by the laws of the State of California, other than the conflict of laws provisions of such laws.

20.           Severability. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement. Furthermore, if the scope of any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and the Executive consents and agrees that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement.

21.           Prior Understandings. This Agreement embodies the entire understanding of the parties hereto and supersedes all other oral or written agreements or understandings between them regarding the subject matter hereof. No change, alteration or modification hereof may be made except in a writing, signed by each of the parties hereto. The headings in this Agreement are for convenience and reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

CORPORATION
Communications & Power Industries, Inc.

By:	/s/ O.Joe Caldarelli

Title:	O. Joe Caldarelli, CEO

EXECUTIVE

/s/ Robert A. Fickett
Robert A. Fickett